Exhibit 99

For Release: March 13, 2006

Contact: Gerald Coggin, Senior VP of Corporate Relations

Phone: (615) 890-9100

NHI further strengthens independently advised status

MURFREESBORO, Tenn. -- National Health Investors, Inc., (NYSE: NHI), one of the nation's largest health care real estate investment trusts, announced today a plan was reached by mutual agreement with National HealthCare Corporation ("NHC") to end the use of NHC senior officers to advise NHI.

The plan calls for the advisory agreement between NHI and Management Advisory Source, LLC to continue. Kenneth D. DenBesten, senior vice president of finance, will be solely focused on National Health Investors, Inc. and will resign his position with National HealthCare Corporation, on or about Dec. 31, 2006. Charlotte Swafford, senior vice president and treasurer and Donald K. Daniel, senior vice president and controller will resign as officers of National Health Investors, Inc. on or about Dec. 31, 2006.

"I want to personally thank Charlotte and Don for their 15 years of service to NHI, said NHI President Andy Adams. "Now that both NHI and NHC have matured to their current level, the NHI Board believes it to be in the best interest of NHI to accentuate its independence from NHC, its largest tenant."

National Health Investors, Inc. specializes in the financing of health care real estate by purchase and leaseback transactions in first mortgages. The common stock of the company trades on the New York Stock Exchange with the symbol NHI. Additional information including NHI's most recent press releases may be obtained on our web site at www.nhinvestors.com.

Statements in this press release that are not historical facts are forward-looking statements. NHI cautions investors that any forward-looking statements made involve risks and uncertainties and are not guarantees of future performance. All forward-looking statements represent NHI's judgment as of the date of this release.